[Note: Project Installation Photos are included in the PDF version of this press release which will be available on the Innovative Glass Corp. website at www.innovativeglasscorp.com and is also currently available at the Research Frontiers www.SmartGlass.com website at:

http://www.smartglass.com/press/Innovative_Glass_Completes
_SPDSmartGlass_Project_at_Indiana_University.pdf]


     Innovative Glass Completes World's Largest
State-of-the-Art SPD-SmartGlass Project at Indiana University



  Indiana University's Health Information and Translational
            Sciences Building the Site of the
       Electronic Light-Control Glass Technology



Plainview, NY   February 11, 2009- Innovative Glass Corp
announced today the completion of the largest SPD-SmartGlass window installation in the world, at the Indiana University Health Information and Translational Sciences Building using the latest generation SPD light-control film technology developed by Research Frontiers and produced by Hitachi Chemical Co., Ltd.

The completion of this SPD-SmartGlass installation is a milestone for this industry and sets a new standard of being able to produce large architectural-sized electrified glass panels containing SPD-Smart film. This film has the ability to have its tint level and light transmission characteristics infinitely adjusted from less than 1% to over 50% in a matter of seconds using a simple wall switch or remote control. In addition to manual control, it can also automatically adjust its darkness according to environmental conditions, thus maximizing the efficient use of daylight to conserve energy. Glass produced with SPD-SmartGlass film also blocks 99% of harmful UV rays entering the building.

Richard Thompson, Senior Associate University Architect for Research at Indiana University, promoted cutting-edge, "green" solutions for their IU research Center at the Health Information and Translational Sciences Building in Indianapolis for the IU School of Medicine. According to Thompson, "We wanted a high-tech glass that would eliminate mechanical shading systems in several areas throughout the building due to the unique characteristics of the architectural layout. Our goal was to incorporate the latest and most innovative technologies in the Center reflecting the innovative ongoing research in the facility, and to use energy saving systems where budget would allow." Medical researchers, visitors and other dignitaries can experience the unique functionality of this state-of-the-art technology in an environmentally focused building.

Thompson continued, "The darkening ability of the SPD-SmartGlass gives us the power to transform the Legacy Boardroom for video presentations and conferences without mechanical blinds. We simply darken the glass, and access the A/V Controller; the lights go down low, and we launch our projection system. The room quickly gets dark enough to have a video conference and graphics-based meeting with ease."

This SPD-SmartGlass project took place over the span of three years and was implemented in two phases. The first part consisted of the installation of 59 interior panels that were used in the Legacy boardroom, classrooms and lecture hall. These panels were mounted in standard extruded aluminum frames, which allowed the wires to be pre-threaded through the hollow framework. The laminated SPD-SmartGlass was fitted into place and then wired to controls. Innovative Glass provided variable tint controllers in the rooms for complete light regulation on demand.

After the first interior phase was complete, Phase 2 was implemented, and nine large exterior panels were produced and fabricated as high performance 1-inch insulated glass units. This gave the glass exceptional characteristics, with a variable and dynamic light transmission range and significant sound-attenuating properties. The combined laminated SPD light-control film and insulated glass virtually eliminates any outside noise generated by the main highway which is just a few hundred feet from the room.

According to Steve Abadi, Chairman and CEO of Innovative
Glass Corp., "The architectural community, designers, and glazing companies are all very excited about the prospects of adding variable tint, interactive, energy-efficient electronic glass into their latest "green" structures and creations. This installation proves that the technology has finally moved from a development stage to use in large real-world applications. The production of the large, exterior panels is of particular significance, because it marks the point of Hitachi Chemical successfully coating the SPD emulsion onto large-format 1 meter wide film in consistent production quantities."

Mr. Abadi said, "Hitachi Chemical provided many rolls of material which were then cut to size, and heat-fuse laminated between glass. If the panels were wider than the film, we were able to seam two pieces of film within the same glass panel, to create an even wider span of glass - in this case, as large as 72 inches wide by 9 feet tall."

Innovative Glass designed and engineered the glass to fit the custom-fabricated glazing system in conjunction with Architectural Glass & Metal (AGM), the Indianapolis-based glazing contractor that provided the glazing and curtainwalls for the entire Medical Sciences campus. Mark Officer, Sr. Project Manager for AGM stated, "When we first heard about this glass, we couldn't believe that glass could be so functional. Once we installed it and pushed the switch, we were very impressed. The change in light level is very dramatic. We have never seen anything like it. We look forward to working with Innovative Glass on other E Glass projects, and in bringing this technology's unique sustainability benefits to our other customers."

According to Abadi of Innovative Glass, "This project clearly raises the bar in being able to produce large-scale variable-tint technology using the highly anticipated SPD-Smart light-control film patented by Research Frontiers. We have worked extensively with Hitachi Chemical, the producer of the film, to optimize the optical qualities and characteristics required for this particular project, and are proud of our joint accomplishment and achievement. Designers, architects, and building operators now have 'infinite choices' when it comes to tint level, privacy, and glare and light control, right within the very same pane of glass. We can now start delivering on the numerous projects that have been building up."

Woodbury, NY-based Research Frontiers (NASDAQ: REFR) has spent over $70 Million developing and perfecting its suspended-particle device (SPD) light-control technology, and holds over 500 patents and patent applications worldwide on it. SPD-SmartGlass has already attracted significant worldwide interest, and is well-aligned with the President's energy initiatives.

Innovative Glass, a New York-based company, is at the forefront of providing and integrating electronic glazing solutions to an international market, with a wide range of projects using its proprietary E Glass products. Working closely with several world-class architects and building designers, these installations include conference rooms, boardrooms, network operation centers, houses of worship, homeland security projects, atriums, residential projects, and other unique applications.

Steve Abadi, the founder of the company, has been developing electronic glass products since 1984 with ties back to Allied-Signal and its original liquid crystal technology. As a result, Innovative Glass has very active R&D programs in both materials and electrical sciences. Its E Glass product line includes LC Privacy Glass, which switches from clear to frosted, and the variable tint SPD-SmartGlass. Both products are custom fabricated in virtually any shape, size and configuration for easy integration into standard framing and partition systems, windows, doors and skylights.

Contact: Innovative Glass Corporation
         Steve Abadi, Chairman & CEO
         130 Newtown Road
         Plainview, NY  11803
         (516) 777-1100
         Info@InnovativeGlassCorp.com
         www.InnovativeGlassCorp.com